Exhibit 3
CONSENT OF THE AUDITOR GENERAL
I have read the attached Form 18-K (Annual Report) of the Province of Nova Scotia for the fiscal year ended March 31, 2008, dated March 18, 2009 which is incorporated by reference into the Province’s previously filed Registration Statement File No. 333-89492. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
I consent to the incorporation, in the above mentioned Form 18-K and Registration Statement, of my report to the Members of the Legislative Assembly of Nova Scotia on the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2008 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year ended March 31, 2008, as attached. My report is dated June 30, 2008 (except as to Note 13 which is as of July 13, 2008).

/s/ Jacques R. Lapointe Jacques R. Lapointe, CA
Auditor General

Halifax, Nova Scotia
March 18, 2009